CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated August 1, 2022, and each included in Post-Effective Amendment Number 56 to the Registration Statement (Form N-1A, No. 811-21108) of Pioneer Series Trust X (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated May 26, 2022, with respect to the financial statements and financial highlights of Pioneer Fundamental Growth Fund and Pioneer Multi-Asset Ultrashort Income Fund (two of the funds constituting Pioneer Series Trust X) included in the Annual Report to Shareholders (Form N-CSR) for the year ended March 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 27, 2022